Exhibit 8.1

McGuireWoods LLP Gateway Plaza 800 East Canal Street Richmond, VA 23219-4030 Phone: 804.775.1000 Fax: 804.775.1061 www.mcguirewoods.com

August 15, 2016

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as United States federal income tax counsel for Dominion Resources, Inc. (the “Company”) in connection with (i) the Registration Statement on Form S-3 (File No. 333-201149) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities of the Company, and (ii) the issuance by the Company of up to 28,000,000 2016 Series A Equity Units (the “Series A Equity Units”) as described in the Company’s Prospectus, dated December 19, 2014 (the “Prospectus”) and Prospectus Supplement, dated August 9, 2016 (the “Series A Prospectus Supplement”). The Registration Statement became effective on December 19, 2014. We have been requested to render our opinion as to material United States federal income tax matters in connection with the Registration Statement and the Series A Prospectus Supplement pursuant to the Act and the rules and regulations of the SEC promulgated thereunder (the “Rules”). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Series A Prospectus Supplement.

In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Series A Prospectus Supplement, (iv) the Indenture, (v) the Purchase Contract and Pledge Agreement, and (vi) such other agreements and documents as we have deemed relevant and necessary, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In our examination, we have assumed, with your permission, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, (vii) that the factual representations made to us by the Company in its officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, correct and complete and will be true, correct and complete at the time of closing of the offering and delivery of the Series A Equity Units (as if made as of such time), and (viii) that any factual representations made in the Prospectus, Series A Prospectus Supplement or the Officer’s Certificate “to the best knowledge of,” “in the belief of,” or similarly qualified are true, correct and complete without such qualification. If any of the above described assumptions are untrue for any reason or if the issuance of the Series A Equity Units is consummated in a manner that is inconsistent with the manner in which it is described in the Series A Prospectus Supplement, our opinion as expressed below may be adversely affected and may not be relied upon.

In rendering our opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Officer’s Certificate), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including temporary and proposed Treasury Regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Our opinion is limited to the matters expressly stated herein. Our opinion is rendered only as of the date hereof, and its validity could be affected by subsequent changes in applicable law. We disclaim any undertaking to advise you or any other person with respect to any such change subsequent to the date hereof. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue and is not binding on the IRS or the courts. Thus, there can be no assurance or guarantee that the IRS will not assert a contrary position with respect to an issue or any conclusions contained herein, or that a court will not sustain such a position if asserted by the IRS.

Based upon and subject to the foregoing, the discussion contained in the Series A Prospectus Supplement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such discussion relates to legal conclusions with respect to matters of United States federal income tax law, represents our opinion and, subject to the qualifications, exceptions and limitations stated therein and herein, such discussion is accurate in all material respects. Such discussion does not, however, purport to discuss all United States federal income tax consequences to holders of the Series A Equity Units and is limited to those United States federal income tax consequences to holders of the Series A Equity Units specifically discussed therein and subject to the qualifications set forth therein.

We are rendering this opinion to you solely in connection with the offering of the Series A Equity Units, and this opinion may not be relied upon by any other person or for any other purpose without our prior written consent. We hereby consent to use of this opinion as an exhibit to the Company’s Current Report on Form 8-K regarding the issuance and sale of the

Series A Equity Units and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Series A Prospectus Supplement relating to the Series A Equity Units and the Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ McGuireWoods LLP

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